FIRST AMENDMENT TO THE
NEWELL RUBBERMAID INC.
2008 DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan, as amended (the “Plan”) is made as of August 9, 2017 by Newell Brands Inc. (the “Company”). All capitalized terms used but not defined herein shall have the same meanings set forth in the Plan.

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan to provide certain eligible employees and directors with the opportunity to defer portions of their base salary, incentive compensation and director fees and to receive certain other retirement benefits via Company contributions under the Plan, all in accordance with the provisions of the Plan; and

WHEREAS, under Section 8.1 of the Plan, the Company has reserved the right to amend the Plan, in whole or in part, at any time by action of the Board or, so long as the amendment does not materially increase the benefit costs of the Plan to the Company, by action of the Committee; and

WHEREAS, the Company now desires to amend the Plan to provide directors the opportunity to defer any common stock, par value $1.00 per share (the “Common Stock”), of the Company that such directors may otherwise receive on settlement of any Stock Units (as defined under the Newell Rubbermaid Inc. 2013 Incentive Plan (the “Incentive Plan”) that such directors may be granted under the Incentive Plan or any similar compensatory plan or arrangement of the Company or any Subsidiary; and

WHEREAS, the Board has approved this Amendment.

NOW, THEREFORE, the Company hereby amends the Plan as set forth herein effective as of the date set forth herein:

1.New Article XI is hereby added to the Plan as set forth below:

“ARTICLE XI

DEFERRAL BY DIRECTORS OF COMMON STOCK
ISSUABLE UNDER RESTRICTED STOCK UNITS

11.1    Deferral of Restricted Stock Units (“RSUs”).
Effective for RSUs granted on or after January 1, 2018, a Director may elect to defer the receipt of shares of the common stock, par value $1.00 per share (the “Common Stock”), of the Company otherwise issuable upon settlement of the Director’s RSUs. For purposes of the Plan, RSUs or restricted stock units refer to an award granted under the Newell Rubbermaid Inc. 2013 Incentive Plan, as amended, or any similar compensatory plan or arrangement of the Company or any Subsidiary (an “Incentive Plan”) of the right to receive shares of Common Stock, pursuant to the terms of the award.

11.2    Deferral Election.
A Director may only make an election to defer the receipt of shares of Common Stock to be received upon settlement of the Director’s RSUs by filing a Deferral Election with the Committee by December 31st (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year immediately preceding the calendar year in which the RSUs are granted to the Director. The Director’s Deferral Election shall become irrevocable as of December 31st (or such earlier date as specified by the Committee on the Deferral Election) of such immediately preceding calendar year (except as otherwise permitted by Section 409A of the Code). A Director may not elect to defer RSUs under the rules otherwise applicable in connection with the Director’s Commencement Date under Section 3.1 of the Plan. The Deferral Election shall be made on such form and in such manner as the Committee may specify. Once irrevocable, a Deferral Election with respect to RSUs shall “evergreen” and shall remain effective with respect to subsequent calendar years unless and until the Director revokes or changes the Deferral Election by filing a revocation or new Deferral Election with the Committee by December 31st (or such earlier date as specified by the Committee) of the calendar year immediately preceding the calendar year in which the revocation or new Deferral Election is to be effective. A Deferral Election may be cancelled by the Committee only to the extent permitted under the Plan and Section 409A of the Code.
11.3    Amount Deferred.
A Director shall designate on the Deferral Election if the Director’s RSUs are to be deferred in accordance with this Article XI. If a Director elects to defer the receipt of shares of Common Stock otherwise issuable upon settlement of the Director’s RSUs, the Director must elect to defer 100% of his RSUs for the respective calendar year. A Director shall not be permitted to defer less than 100% of his RSUs for any calendar year, and any such attempted deferral shall not be effective.
11.4    No Deferral of Dividend Equivalents.
To the extent dividends are paid on shares of Common Stock after the RSUs are granted and prior to settlement or forfeiture of the RSUs, a Director may become entitled to receive an amount in cash or shares of Common Stock equal in value to the dividends the Director would have received had the Director been the actual owner of the number of shares of Common Stock represented by the Director’s RSUs. A Director may not elect to defer, and the Director’s Deferral Election will not apply to, any such dividend equivalents that may accrue and become payable with respect to the Director’s RSUs prior to settlement or forfeiture of the RSUs. Such dividend equivalents shall be paid in accordance with the terms of the Director’s RSUs and shall not be deferred into the Plan.
11.5    RSU Sub-Account; Company Stock Unit Fund.
(a)    A Director’s RSU Sub-Account shall be credited with deferrals of shares of Common Stock otherwise issuable under RSUs with respect to which the Director has made a timely Deferral Election. The shares of Common Stock that a Director elects to defer shall be treated as if they were set aside in the Director’s RSU Sub-Account on the date the shares of Common Stock would otherwise have been issued to the Director. A Director’s RSU Sub-Account then will be credited with gains, losses and earnings as provided herein and will be debited for any payments made to the Director. A Director’s

“RSU Sub-Account” means each bookkeeping RSU Sub-Account maintained by the Committee on behalf of each Director pursuant to this Article XI of the Plan.
(b)    Notwithstanding Article V of the Plan, a Director’s RSUs and the resulting shares of Common Stock that are deferred into the Plan will be allocated to the Director’s RSU Sub-Account and deemed invested in an investment fund that tracks the performance of the Company’s Common Stock (the “Company Stock Unit Fund”) (irrevocably until such amounts are distributed to the Director). Any stock dividends, cash dividends or other non-cash dividends that are paid thereafter with respect to the shares of Common Stock deemed to be held in the Director’s RSU Sub-Account shall be credited to the Director’s RSU Sub-Account in the form of additional shares of Common Stock and shall automatically be deemed to be invested in the Company Stock Unit Fund (irrevocably until distribution to the Director of the shares of Common Stock with respect to which the dividends were credited). The number of shares credited to the Director for a particular stock dividend with respect to shares of Common Stock credited to the Director’s RSU Sub-Account shall be equal to (A) the number of shares of Common Stock credited to the Director’s RSU Sub-Account as of the record date for such dividend in respect of each share of Common Stock, multiplied by (B) the number of additional or fractional shares of Common Stock actually paid as a dividend in respect of each share of Common Stock. The number of shares credited to the Director for a cash dividend or other non-cash (non-stock) dividend with respect to shares of Common Stock credited to the Director’s RSU Sub-Account shall be equal to (A) the number of shares of Common Stock credited to the Director’s RSU Sub-Account as of the record date for such dividend in respect of each share of Common Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the fair market value of the Common Stock on the payment date for such dividend. Directors may not select any other investment fund to which any such amounts are to be credited.
(c)    The number of shares of Common Stock credited to the Director’s RSU Sub-Account may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Director’s rights with respect to the portion of his RSU Sub-Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value or type of security of the Common Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Common Stock to the Director otherwise required herein.
(d)     For purposes of this Article XI, the fair market value of the Common Stock shall be determined to be an amount equal to the closing sales price of a share of Common Stock on the New York Stock Exchange Composite (as reported in The Wall Street Journal) on the applicable date or, if no sales of shares of Common Stock occur on said date, the closing sales price of the Common Stock on the last preceding day on which there was a sale of shares of Common Stock on that exchange.
11.6    Vested Interest.
Each Director shall have, at all times, a fully vested and nonforfeitable interest in his RSU Sub-Account.

11.7    Time and Form of Payment.
(a)    Notwithstanding any other provision of the Plan, a Director’s RSU Sub-Account shall be distributed in a single lump sum upon the Director’s Separation from Service, subject to delay to the extent required by Section 409A of the Code, in accordance with the following rules: (i) if the Director’s Separation from Service occurs on or after January 1 of a calendar year but before July 1 of the calendar year, then payment shall be made on the first business day of January of the calendar year next following the calendar year in which the Separation from Service occurs; and (ii) if the Director’s Separation from Service occurs on or after July 1 of a calendar year, then payment shall commence on the first business day of July of the calendar year next following the calendar year in which the Separation from Service occurs. Notwithstanding the foregoing, if the Director is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code as of the Director’s Separation from Service, the Director’s RSU Sub-Account may not be distributed before the first day of the seventh (7th) calendar month following the Director’s Separation from Service (or, if earlier, upon the Director’s death) to the extent required to be delayed by Section 409A of the Code, and any distribution that would otherwise be paid before such date shall be delayed and paid within the thirty (30) days following the first day of the seventh (7th) calendar month following the Director’s Separation from Service (or, if earlier, upon the Director’s death).
(b)    The portion of a Director’s RSU Sub-Account relating to deferrals of shares of Common Stock otherwise issuable under RSUs with respect to which the Director made a timely Deferral Election shall be distributed in actual whole shares of Common Stock equal to the number of shares of Common Stock credited to that portion of the Director’s RSU Sub-Account (rounded down to the nearest whole share of Common Stock). Such shares of Common Stock shall be paid from the Incentive Plan under which the RSUs subject to the Deferral Election were granted originally. The portion of a Director’s RSU Sub-Account relating to stock dividends, cash dividends or other non-cash (non-stock) dividends that are credited with respect to the shares of Common Stock deemed to be held in the Director’s RSU Sub-Account after deferral of the Director’s RSUs shall be distributed in cash, provided, however, if shares of Common Stock are otherwise available for distribution under an Incentive Plan to pay any such stock dividends, cash dividends or other non-cash (non-stock) dividends that are credited with respect to the shares of Common Stock deemed to be held in the Director’s RSU Sub-Account, the Committee may determine, in its sole discretion, that such amounts shall be distributed in shares of Common Stock. The portion of a Director’s RSU Sub-Account relating to any such stock dividends, cash dividends or other non-cash (non-stock) dividends that is to be paid in cash shall be determined by multiplying the number of shares of Common Stock credited to the portion of the Director’s RSU Sub-Account that is to be paid in cash by the fair market value of a share of the Common Stock as of the end of the calendar month immediately preceding the date such portion of the Director’s RSU Sub-Account is to be distributed in cash (rounded down to the nearest whole cent).
11.8    Termination.
A Director’s right to defer RSUs shall cease with respect to the calendar year following the calendar year in which he ceases to be a Director, although such Director shall continue to be subject to the terms and conditions of the Plan for so long as the Director remains a Participant.”

2.    All parts of the Plan not inconsistent herewith are hereby ratified and confirmed and shall otherwise apply with respect to deferrals of RSUs and related dividend equivalents.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the date set forth above.

NEWELL BRANDS INC.

By:    /s/ Fiona Laird
Name:    Fiona Laird

Title:	Chief Human Resources and Communications Officer

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